Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tungsten Corp.

(an exploration stage company)

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated March 31, 2014, relating to the balance sheets of Tungsten Corp. as of January 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year then ended, for the period from October 30, 2012 (inception) through January 31, 2013 and for period from October 30, 2012 (inception) through January 31, 2014 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

April 10, 2014